Exhibit 99.1

NTL Europe Announces Expected Tax Treatment of Distribution on
its Preferred Stock

Rye, New York, October 14, 2003 – NTL Europe, Inc. (NTEU.PK) announced today that it anticipates that the company’s previously announced distribution on its 10% Fixed Coupon Redeemable Preferred Stock, Series A (NTEUP.PK) payable on October 15, 2003 will not be treated as a taxable dividend for U.S. federal income tax purposes. That anticipated tax treatment is based upon the company’s expectation that it will not have any earnings or profits for the year ended December 31, 2003.

Holders of the company’s preferred stock are advised to consult their own tax advisors regarding the tax treatment of the distribution to their own particular circumstances.

For further information, please visit the company’s web site at www.ntleurope.com.

This press release contains forward-looking statements. The statements regarding NTL Europe, Inc. contained in this report that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to NTL Europe that could cause such material differences are identified and discussed from time to time in NTL Europe’s filings with the Securities and Exchange Commission.

NTL Europe undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure NTL Europe makes on related subjects in future reports to the SEC.